Exhibit 1.2


                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED


                   PPLUS 8.15% TRUST CERTIFICATES SERIES HTZ-1

                                 TERMS AGREEMENT


                                                             May 5, 2003


To: Merrill Lynch Depositor, Inc.
    World Financial Center
    North Tower
    New York, New York 10281
    Attention: Barry N. Finkelstein


Ladies and Gentlemen:

          We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 2,267,480 PPLUS 8.15% Trust Certificates Series HTZ-1 at a $25 Stated Amount per Trust Certificate (the "Underwritten Securities").

          Subject to the terms and conditions set forth below and subject to the terms of the Purchase Agreement which are incorporated by reference herein, we offer to purchase the principal amount of Underwritten Securities at the purchase price set forth below.

          The Underwritten Securities shall have the following terms:


Title:  PPLUS 8.15% Trust Certificates Series HTZ-1

Ratings:  BBB from Standard & Poor's and Baa2 from Moody's

Amount:  2,267,480 Trust Certificates

Denominations:  $25 and integral multiples thereof

Currency of payment:  U.S. dollars

Distribution rate or formula: Holders of Trust Certificates will be entitled to distributions at 8.15% per annum through January 15, 2028, unless the Trust Certificates are redeemed or called prior to such date.

Cut-off Date:  May 8, 2003

Distribution payment dates:  January 15 and July 15, commencing July 15, 2003

Regular record dates: As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:  January 15, 2028

Sinking fund requirements:  None

Conversion provisions:  None

Listing requirements:  Listed on the New York Stock Exchange

Black-out provisions:  None

Fixed or Variable Price Offering:  Fixed Price Offering

Purchase price:  $25 per Trust Certificate

Form: Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances

Closing date and location: May 8, 2003, Shearman & Sterling, 599 Lexington Avenue, New York, New York

          Please accept this offer no later than 10:00 A.M. (New York City time) on May 8, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED

                                    By Merrill Lynch, Pierce, Fenner & Smith
                                       _____________________________________
                                            Authorized Signatory




Accepted:

MERRILL LYNCH DEPOSITOR, INC.


By Barry N. Finkelstein
   ____________________
    Name:  Barry N. Finkelstein
    Title: President